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[ALLEN LOGO] News
             Release
                                                       FOR IMMEDIATE RELEASE
                                                       ---------------------


                 ALLEN TELECOM INC. ANNOUNCES COMPLETION OF SALE
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                           OF MARTA TECHNOLOGIES, INC.
                           ---------------------------


         Beachwood, Ohio, March 2, 1999 -- Allen Telecom Inc. (NYSE: ALN) ("Allen") and Environmental Systems Products, Inc. ("ESP") announced today that ESP had completed the acquisition of Marta Technologies, Inc. ("Marta") from Allen. Marta operates centralized automotive emissions inspection programs in Ohio, Maryland and Florida. Financial terms of the transaction have not been disclosed.

         Terrence McKenna, President and Chief Executive Officer of ESP said, "We are very pleased to have completed the purchase of Marta Technologies, Inc. Marta will be an excellent fit with ESP's existing business base. The acquisition will also provide continuity for Marta's operations in Florida, Ohio and Maryland. ESP is a committed industry leader in emissions testing and we look forward to servicing our new customers in Marta's ongoing operations."

         Robert G. Paul, President and CEO of Allen Telecom said "We are pleased with this transaction, which will provide continuity for Marta's operations and allow Allen Telecom to focus on our core business of providing equipment and services to the global wireless telecommunications infrastructure market."

         ESP is the leading worldwide provider of vehicle emissions testing equipment and services. The company designs, manufactures, and services emissions testing equipment that is installed in service stations, automotive repair shops, and dealerships domestically and internationally. ESP also tests approximately 12 million vehicles annually in high-volume, test-only facilities.

         Allen Telecom Inc. is a leading supplier of wireless equipment and services to the global telecommunications infrastructure market, including components and subsystems for OEM customers, repeaters and in-building coverage systems, mobile and base station antennas, test equipment, geolocation systems and consulting engineering services for wireless operators.

For further information contact:             Dianne B. McCormick
                                             Director, Investor Relations
                                             (216) 765-5855 (phone)
                                             (216) 765-0375 (fax)
                                             Dianne_McCormick@allentele.com

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